Exhibit 10.19
RESTRICTED STOCK UNIT GRANT AGREEMENT

THIS AGREEMENT, made as of this 9th day of February, 2016, (the “Agreement”) between UNDER ARMOUR, INC. (the “Company”) and Robin Thurston (the “Grantee”).

WHEREAS, the Company has adopted the Second Amended and Restated 2005 Omnibus Long‑Term Incentive Plan, as amended (the “Plan”), which has been delivered or made available to Grantee, to promote the interests of the Company and its stockholders by providing the Company’s key employees and others with an appropriate incentive to encourage them to continue in the employ of the Company and to improve the growth and profitability of the Company; and

WHEREAS, the Plan provides for the Grant to Grantees in the Plan of restricted share units for shares of Stock of the Company;

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1.Investment. The Grantee represents that the Restricted Stock Units (as defined herein) are being acquired for investment and not with a view toward the distribution thereof.

2.Grant of Restricted Stock Units. Pursuant to, and subject to, the terms and conditions set forth herein and in the Plan, the Company hereby grants to the Grantee an Award of Restricted Stock Units for 22,169 shares of Stock of the Company (collectively, the “Restricted Stock Units”). The Purchase Price for the Restricted Stock Units shall be paid by the Grantee’s services to the Company.

3.Grant Date. The Grant Date of the Restricted Stock Units hereby granted is February 9, 2016.

4.Incorporation of the Plan. All terms, conditions and restrictions of the Plan are incorporated herein and made part hereof as if stated herein. If there is any conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of this Agreement, as interpreted by the Board, or a Committee thereof, shall govern. Unless otherwise indicated herein, all capitalized terms used herein shall have the meanings given to such terms in the Plan.

5.Vesting and Delivery Date. (a) Except as otherwise provided by Section 5(b), the Restricted Stock Units shall vest in accordance with the following schedule: 14,780 Restricted Stock Units shall vest on February 15, 2016, 3,694 Restricted Stock Units shall vest on February 15, 2017, and 3,695 Restricted Stock Units shall vest on February 15, 2018; provided that (i) the Grantee remains continuously employed by the Company through each such applicable vesting date, and (ii) the Grantee has duly executed this Agreement prior to the first such vesting date.

(b) Notwithstanding the foregoing, in the event that the Grantee’s employment is terminated upon the occurrence of an event specified in subclauses i. or ii. below, the Restricted Stock Units shall vest on the dates specified below:

i.    In the event of the Grantee’s death or Disability at any time, all of the Restricted Stock Units shall immediately vest on such date of termination; and

ii.    In the event the Grantee is terminated without Cause (as defined below), all of the Restricted Stock Units shall immediately vest on such date of termination; provided, however, that in connection with a termination without Cause related to a Change in Control, the provisions of Section 6 shall apply.

(c) On the first business day after each vesting date, the Company shall deliver to Grantee the shares of stock to which the Restricted Stock Units relate.

6.Change in Control.

(a)In the event of a Change in Control in which the Restricted Stock Units will not be continued, assumed or substituted with Substitute Awards (as defined below), all of the Restricted Stock Units not otherwise forfeited shall vest immediately on the day immediately prior to the date of the Change in Control.

(b)In the event of a Change in Control following which the Restricted Stock Units will be continued, assumed or substituted with Substitute Awards, any Substitute Awards shall vest in installments as set forth in Section 5.

(c)If the Restricted Stock Units are substituted with Substitute Awards as set forth in subclause (b) of this Section 6, and within 12 months following the Change in Control the Grantee is terminated by the Successor (or an affiliate thereof) without Cause or resigns for Good Reason, the Substitute Awards shall immediately vest upon such termination or resignation.

(d)On the first business day after each vesting date set forth in Sections 6(a), (b) or (c), as applicable, the Company shall deliver to Grantee the shares of stock to which the Restricted Stock Units or Substitute Awards relate.

(e)The following definitions shall apply to this Section 6:
i.“Cause” shall mean the occurrence of any of the following: (a) the Grantee’s material misconduct or neglect in the performance of his or her duties; (b) the Grantee’s commission of any felony; offense punishable by imprisonment in a state or federal penitentiary; any offense, civil or criminal, involving material dishonesty, fraud, moral turpitude or immoral conduct; or any crime of sufficient import to potentially discredit or adversely affect the Company’s ability to conduct its business in the normal course; (c) the Grantee’s material breach of the Company’s written Code of Conduct, as in effect from time to time; (d) the Grantee’s commission of any act that results in severe harm to the Company excluding any act taken by the Grantee in good faith that he or she reasonably believed was in the best interests of the Company; or (e) the Grantee’s material breach of the Employee Confidentiality, Non-Competition and Non-Solicitation Agreement by and between Grantee and the Company (the “Confidentiality, Non-Compete and Non-Solicitation Agreement”) attached hereto as Attachment A. However, none of the foregoing events or conditions will constitute Cause unless the Company provides Grantee with written notice of the event or condition and thirty (30) days to cure such event or condition (if curable) and the event or condition is not cured within such 30-day period.
ii.“Good Reason” shall mean the occurrence of any of the following events: (a) a diminishment in the scope of the Grantee’s duties or responsibilities with the Company; (b) a reduction in the Grantee’s current base salary, bonus opportunity or a material reduction in the aggregate benefits or perquisites; or (c) a requirement that the Grantee relocate more than fifty (50) miles from his or her primary place of business as of the date of a Change in Control, or a significant increase in required travel as part of the Grantee’s duties and responsibilities with the Company. However, none of the foregoing events or conditions will constitute Good Reason unless (i) Grantee provides the Company with written objection to the event or condition within ninety (90) days following the occurrence thereof, (ii) the Company does not reverse or otherwise cure the event or condition within thirty (30) days of receiving such written objection, and (iii) Grantee resigns his or her employment within thirty (30) days following the expiration of such cure period.

iii.An award will qualify as a “Substitute Award” if it is assumed, substituted or replaced by the Successor with awards that, solely in the discretion of the Compensation Committee of the Board, preserves the existing value of the outstanding Restricted Stock Units at the time of the Change in Control and provides vesting and payout terms that are at least as favorable to Grantee as the vesting and payout terms applicable to the Restricted Stock Units.

iv.“Successor” shall mean the continuing or successor organization, as the case may be, following the Change in Control.

7.Forfeiture. Subject to the provisions of the Plan and Sections 5 and 6 of this Agreement, with respect to the Restricted Stock Units which have not become vested on the date the Grantee’s employment is terminated, the Award of Restricted Stock Units shall expire and such unvested Restricted Stock Units shall immediately be forfeited on such date.

8. Employee Confidentiality, Non-Competition and Non-Solicitation Agreement. As a condition to the grant of the Restricted Stock Units, Grantee shall have executed and become a party to the Confidentiality, Non-Compete and Non-Solicitation Agreement.

9.No Shareholder Rights.    Grantee does not have any rights of a shareholder with respect to the Restricted Stock Units. No dividend equivalents will be earned or paid with regard to the Restricted Stock Units.

10.Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party hereto upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach or default thereafter occurring nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party or any provisions or conditions of this Agreement, shall be in writing and shall be effective only to the extent specifically set forth in such writing.

11.Integration. This Agreement and the Plan contain the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and in the Plan. This Agreement and the Plan supersede all prior agreements and understandings between the parties with respect to its subject matter.

12.Withholding Taxes. Grantee agrees, as a condition of this grant, that Grantee will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of vesting in Restricted Stock Units or delivery of shares acquired under this grant. In the event that the Company determines that any federal, state, local, municipal or foreign tax or withholding payment is required relating to the vesting in Restricted Stock Units or delivery of shares arising from this grant, the Company shall have the right to require such payments from Grantee in the form and manner as provided in the Plan. The Grantee authorizes the Company at its discretion to satisfy its withholding obligations, if any, by one or a combination of the following:

(a)	withholding from the Grantee’s wages or other cash compensation paid to the Grantee by the Company; or

(b)
withholding from proceeds of the sale of shares of Stock acquired upon settlement of the Restricted Stock Units either through a voluntary sale or through a mandatory sale arranged by the Company (on the Grantee’s behalf pursuant to this authorization without further consent); or

(c)	withholding in shares of Stock to be issued upon settlement of the Restricted Stock Units; or

(d)	by any other method deemed by the Company to comply with applicable laws.
.

13.Data Privacy. In order to administer the Plan, the Company may process personal data about Grantee. Such data includes but is not limited to the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about the Grantee such as home address and business address and other contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan. By accepting this grant, Grantee gives explicit consent to the Company to process any such personal data. Grantee also gives explicit consent to the Company to transfer any such personal data outside the country in which Grantee works or is employed, including, with respect to non-U.S. resident Grantees, to the United States, to transferees who shall include the Company and other persons who are designated by the Company to administer the Plan.

14.Electronic Delivery. The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this grant Grantee agrees that the Company may deliver the Plan prospectus and the Company’s annual report to Grantee in an electronic format. If at any time Grantee would prefer to receive paper copies of these documents, as Grantee is entitled to receive, the Company would be pleased to provide copies. Grantee should contact TotalRewards@underarmour.com to request paper copies of these documents.

15.Counterparts; Electronic Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. This Agreement may be signed by the Company through application of an authorized officer’s signature, and may be signed by Grantee through an electronic signature.

16.Governing Law; Venue. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Maryland, without regard to the provisions governing conflict of laws. For purposes of litigating any dispute that arises under this Award of Restricted Stock Units or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Maryland, and agree that such litigation will be conducted in the jurisdiction and venue of the United States District Court for the District of Maryland or, in the event such jurisdiction is not available, any of the appropriate courts of the State of Maryland, and no other courts.

17.Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

18.Grantee Acknowledgment. The Grantee hereby acknowledges receipt of a copy of the Plan. The Grantee hereby acknowledges that all decisions, determinations and interpretations of the Board, or a Committee thereof, in respect of the Plan, this Agreement and this Award of Restricted Stock Units shall be final and conclusive.

The Company has caused this Agreement to be duly executed by its duly authorized officer and said Grantee has hereunto signed this Agreement on the Grantee’s own behalf, thereby representing that the Grantee has carefully read and understands this Agreement and the Plan as of the day and year first written above.

UNDER ARMOUR INC.

By: /s/ John Stanton

GRANTEE

/s/ Robin Thurston

Attachment A

EMPLOYEE CONFIDENTIALITY, NON-COMPETITION, AND NON-SOLICITATION AGREEMENT

Robin Thurston (“Employee”) and Under Armour, Inc. (together with its affiliates, the “Company”) previously entered into an Employee Confidentiality, Non-Competition, and Non-Solicitation Agreement (“Agreement”), dated December 6, 2013. The Employee and the Company hereby reaffirm the Agreement and all of the obligations and terms and conditions set forth in the Agreement. If you would like a copy of your Agreement please contact the Human Resources department.

Date: February 9, 2016

UNDER ARMOUR, INC.

/s/ John Stanton
By: John Stanton
Title: SVP, General Counsel & Corporate Secretary

EMPLOYEE

/s/ Robin Thurston
Robin Thurston

EMPLOYEE CONFIDENTIALITY, NON-COMPETITION, AND
NON-SOLICITATION AGREEMENT

This Confidentiality, Non-Competition, and Non-Solicitation Agreement (“Agreement”) is entered into this 6th day of December, 2013, by Under Armour, Inc. (together with its affiliates, the “Company”) and Robin Thurston (“Employee”). For the avoidance of doubt, references to the “Company” shall include MapMyFitness, Inc., a Delaware corporation (“MMF”).

EXPLANATORY NOTE
Employee recognizes that Employee has had or will have access to confidential business information during the course of his or her employment, the improper disclosure or use of which during or after Employee’s employment would create unfair competition and would likely cause substantial loss and harm to the Company. Employee may also be provided specialized training by the Company and be responsible for generating and/or maintaining the goodwill of the Company with its Customers, Suppliers, employees and others. Employee further acknowledges that employment or continued employment with the Company is based on Employee's agreement to abide by the covenants contained herein.

NOW THEREFORE, in consideration of Employee’s employment or continued employment with the Company and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Parties agree as follows:

1.Confidentiality. Employee acknowledges Employee’s fiduciary duty and duty of loyalty to the Company, and the obligations arising from them not to disclose business information provided or acquired on a confidential basis. Further, Employee acknowledges that the Company, in reliance on this Agreement, will provide Employee access to trade secrets, customers, proprietary data and/or other Confidential Information. Employee agrees to retain this information as confidential and not to use this information for Employee’s personal benefit or the benefit of anyone other than the Company or to disclose it to any third party, except when required to do so to properly perform duties for the Company. Further, as a condition of employment, during the time Employee is employed by the Company and continuing after any termination of Employee’s employment, Employee agrees to protect and hold in a fiduciary capacity for the benefit of the Company all Confidential Information, as defined below, unless Employee is required to disclose Confidential Information pursuant to the terms of a valid and effective order issued by a court of competent jurisdiction or a governmental authority. In the event that Employee receives an order or other legal demand, such as a subpoena, discovery request, or order of a court or other body having jurisdiction over such matter, to produce any Confidential Information or other information concerning the Company, Employee agrees to promptly provide the Company with written notice of such subpoena, order, demand or discovery request so that the Company may timely move to quash if appropriate. Employee shall use Confidential Information solely for the purpose of carrying out those duties assigned to Employee and not for any other purpose. The disclosure of Confidential Information to Employee shall not be construed as granting to Employee any license under any copyright, trade secret, or right of ownership or any other right to use the Confidential Information whatsoever.
(a)    For purposes of this Agreement, “Confidential Information” shall mean all information concerning the Company’s business that is not generally known to the public and which became known to the Employee in the course of or by virtue of employment with the Company. Confidential Information shall include, but shall not be limited to designs, drawings, formulas, processes, methods, techniques, systems, models, samples, prototypes, contracts, reports, letters, notes, intellectual property, trade secrets and/or know-how, technical information, financial information and metrics (whether historical, projections or forecasts), and information concerning advertising, pricing, costs, business planning, operations, procedures, services, potential services, products, potential products, products under development, production, purchasing, marketing, sales, personnel (including identities, contact information, skills, performance, salary and benefits of other employees), customers, suppliers, or other information of the Company; any papers, data, records, devices, equipment, compilations, invoices, customer or supplier lists or contact information, compilations of names and addresses, or documents of the Company; any confidential information or trade secrets of any third party provided to the Company in confidence or subject to other use or disclosure restrictions or limitations; and any other information, written, oral, electronic, or retained in Employee’s memory, whether existing now or at some time in the future, whether pertaining to current or future developments or prospects, and whether created, revealed or accessed during the Employee’s employment, which pertains to the Company’s affairs or interests or with whom or how the Company does business. The Company acknowledges and agrees that Confidential Information shall not include information which is or becomes publicly available other than as a result of a disclosure by the Employee or through other wrongful means.
(b)    Employee shall promptly notify the Company if he or she has reason to believe that the unauthorized use, possession, or disclosure of any Confidential Information has occurred or may occur.
(c)    All physical or otherwise transferrable items containing Confidential Information, including, but not limited to documentary, electronic or other recorded versions of any Confidential Information, shall remain the exclusive and confidential property of the Company and shall be immediately returned, along with any copies or notes that Employee made thereof or therefrom, to the Company when Employee ceases employment with the Company. Employee further agrees to immediately return upon request by the Company copies of any Confidential Information contained on Employee’s home computer, portable computer or other data storage device (including but not limited to cell phones, zip drives, PDAs, iPads, etc.). Employee agrees to delete or destroy all copies of Confidential Information that are stored on any devices, networks, storage locations or media not owned by the Company and in Employee's possession or control. Employee also agrees to allow the Company, in its discretion at the termination of Employee’s employment and thereafter upon reasonable notice and for reasonable cause, access to any home computer, portable computer or other data storage device maintained by Employee, including but not limited to, for the purpose of determining whether said Confidential Information has been misappropriated. Employee further acknowledges that all documents and records relating to Company business, including but not limited to those that he or she prepares or assists in preparing during employment with the Company, belong to the Company and Employee agrees to promptly return them and all other property belonging to the Company, upon the termination of Employee’s employment. Additionally any personal mobile device used to perform work for the Company or on the Company’s behalf is subject to the Company’s Bring Your Own Device to Work Policy and thus subject to the Company’s right to remove any Confidential Information from those devices as more specifically described in the Bring Your Own Device to Work Policy.

2.	Ownership of Works for Hire.
(a)     Employee agrees that any inventions, ideas, developments, methods, improvements, discoveries, innovations, software, works of authorship and any other intangible property (hereinafter collectively referred to as “Intellectual Property”), whether patentable or not, that are developed (in whole or in part), considered, contemplated or reduced to practice by Employee or under his or her direction or jointly with others during his or her employment with the Company, whether or not during normal working hours or on the premises of the Company, shall be considered “Works for Hire” for the exclusive use by and benefit of the Company. Employee will make full and prompt disclosure to the Company of all such Works for Hire. Regardless of such disclosure, the Company shall own all rights to any Works for Hire, including without limitation all related patent rights and copyrights, items and developments that are subject to being patented and copyrighted, and the right to market (or not to market) any such property, and Employee agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all his or her rights, title and interest in and to all Works for Hire and all related patents, patent applications, copyrights and copyright applications.

(b) Employee agrees to cooperate fully with the Company, both during and after his or her employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights and patents (both in the United States and foreign countries) relating to Works for Hire. Employee shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney that the Company may deem necessary or desirable in order to protect its rights and interests in any Works for Hire.
(c) The Employee specifically acknowledges that his or her compensation and benefits constitute full payment for any Works for Hire and waives any claim of right to such Works for Hire, which Employee further acknowledges belong entirely to the Company.
(d) The Company may, at its election and in its discretion, waive and/or relinquish any of its rights of ownership and royalties with respect to any Works for Hire, by agreeing to do so in a written instrument executed by the Company.

3.Definitions. For purposes of this Agreement, the following terms have the meanings defined below.
(a)“Competitor Businesses” shall mean any business that at the time the Company seeks to enforce this covenant:
(1)competes with the Company in the business of premium branded performance athletic (a) apparel, (b) footwear, (c) equipment and/or (d) accessories (including, for example, and not by way of limitation, companies such as Nike, Adidas, Reebok, lululemon, Columbia, New Balance, Brooks, Puma or other premium athletic brands); or
(2)competes with any other line of business that the Company is involved with at the time of Employee’s termination and in relation to which line of business Employee had access to and/or knowledge of Confidential Information or had engaged in establishing goodwill for the Company with its Customers or Suppliers.

(b)“Customer” shall mean any individual, business, or entity that (a) purchased products or services from the Company within the final twelve (12) months of Employee’s employment; and (b) Employee had business contact with or provided services to, whether individually or with others, on behalf of the Company during the final twelve (12) months of Employee’s employment. “Prospective Customer” shall mean any individual, business, or entity that Employee solicited or pursued, or assisted in soliciting or pursuing within the final twelve (12) months of Employee’s employment for the purpose of selling products or services of the Company. Customers or Prospective Customers include, but are not limited to wholesale distribution channels, which include independent and specialty retailers, institutional athletic departments, leagues and teams, national and regional sporting goods chains and department store chains.
(c)“Supplier” shall mean any individual, business, or entity (a) from whom the Company purchased products or services within the final twelve (12) months of Employee’s employment; and (b) with whom Employee had business contact and obtained products and services on behalf of the Company during the final twelve (12) months of Employee’s employment. “Prospective Supplier” shall mean any individual, business, or entity with whom Employee had business contact with and from whom Employee sought to obtain products or services from on behalf of the Company in the final twelve (12) months of Employee’s employment. Suppliers or Prospective Suppliers include but are not limited to consultants, vendors, factories, and mills.

4.Non-Competition. Employee hereby covenants and agrees that at no time during the Employee’s employment with the Company and through December 31, 2016 or for a period of one (1) year immediately following termination of Employee’s employment with the Company, whichever is later, whether voluntary or involuntary (the “Restricted Period”), shall Employee, without the prior written consent of the Company:

(a)directly or indirectly work for, be contracted to or contract with, or provide strategic advice to a Competitor Business in a capacity that is the same as or similar to the capacity in which Employee worked for the Company and/or in a capacity in which Employee’s knowledge of the Company’s Confidential Information, and/or previous establishment of goodwill for the Company with its Customers or Suppliers, would be of value in Employee’s work for the Competitor Business; or
(b)compete with the Company directly or indirectly as employee, principal, agent, contractor, or otherwise in the sale or licensing of any products or services that at the time the Company seeks to enforce this Agreement, are competitive with the products or services developed, marketed, or sold by the Company and about which products and services Employee’s knowledge of the Company’s Confidential Information and/or previous establishment of goodwill with Customers or Suppliers would be of value in competing with the Company.

5.Non-Solicitation and Non-Interference. Employee hereby covenants and agrees that at no time during the Restricted Period shall the Employee:
(a)directly or indirectly solicit or influence, or contact for purposes of soliciting or influencing, any Customer or Supplier, or Prospective Customer or Supplier, to terminate or adversely modify its relationship with the Company or to do business with a Competitor Business instead of the Company, nor shall Employee assist others in any such soliciting, influencing, contacting, communicating, or otherwise diverting such business; or
(b)directly or indirectly interfere with any transaction, agreement or business relationship in which the Company was involved during the Employee’s employment with the Company and about which Employee is aware because of his/her employment with the Company; or
(c)directly or indirectly solicit or induce any then-current employee of the Company that the Employee worked with or came to know as a result of Employee’s employment with the Company, to leave employment with the Company, or interfere in any way with such employment, and will not participate in the hiring of any such employee, including, without limitation, by identifying or targeting the Company’s employees for that purpose and/or engaging them in new employment. Employee further agrees not to contact any such employee of the Company or to cause the employee to be contacted for the purpose or foreseeable effect of causing or inducing the employee to leave the Company’s employment; or
(d)act in any way, directly or indirectly, with the purpose or effect of soliciting, diverting or taking away any Customer or Supplier of the Company.

6.Additional Consideration. As additional consideration for the Non-Competition obligations described in Paragraph 4 above, should the Company pursuant to those obligations require Employee to refrain from accepting employment or other work he or she has been offered that the Company, in its discretion, believes would violate Employee’s obligations, the Company shall pay Employee an amount equal to sixty percent (60%) of Employee’s weekly base pay as of the date of Employee’s termination from the Company (“Non-Competition Payment”). The Non-Competition Payment shall begin when the Company advises Employee of its belief that the proposed employment would violate the Employee’s non-compete obligations and shall continue throughout the remaining duration of the Restricted Period. The Non-Competition Payment shall be paid in accordance with the Company’s customary pay practices in effect at the time each payment is made, and shall be reduced by (a) the amount of severance, if any, that Employee receives from the Company; and (b) the amount of any pay received during the Restricted Period from employment in any capacity to the extent that any such salary exceeds forty percent (40%) of Employee’s base pay as of the date of Employee’s termination from employment, annualized or pro-rated to correspond with the remaining portion of the Restricted Period following the job offer. (By way of example, assuming an Employee’s remaining Restricted Period following a job offer is six (6) months and that his or her base pay at the time of termination was $100,000, the Non-Competition Payment would not be reduced unless the salary earned by the Employee during the Restricted Period exceeded $20,000. In the event the salary earned during the Restricted Period exceeds this threshold, the Non-Competition Payment will be reduced, or eliminated, pro rata.). Any consideration paid to Employee pursuant to Sections 7(f) and 7(g) of the Employment Agreement satisfies the Non-Competition Payment.

7.Notification of New Employment. Employee acknowledges and agrees that for a period of one (1) year following the date of termination of Employee’s employment with the Company, Employee will inform the Company, prior to the acceptance of any job or any work as an independent contractor, of the identity of any new employer or other entity to which Employee is providing consulting or other services, along with Employee’s starting date, title, job description, salary, and any other information that the Company may reasonably request to confirm Employee’s compliance with the terms of this Agreement. Failure to provide all of this information to the Company may result in forfeiture of the Non-Competition Payment described above.

8.Reasonableness of Restrictions. Employee acknowledges and represents that he or she fully understands this Agreement and has had the opportunity to have it explained by legal counsel of his or her choosing. Employee acknowledges that the restrictions imposed by this Agreement are fair and reasonably required for the protection of the Company and its legitimate business interests, and will not preclude Employee from becoming gainfully employed following the termination, for any reason, of Employee’s employment with the Company. Employee acknowledges that these covenants have substantial and immeasurable value to the Company.
9.Injunctive Relief. Employee acknowledges and agrees that a breach of any of the restrictive covenants set forth in this Agreement would cause irreparable damage to the Company, the exact amount of which would be difficult to determine, and that the remedies at law for any such breach would be inadequate. Accordingly, Employee agrees that, in addition to any other remedy that may be available at law, in equity, or hereunder, the Company shall be entitled to specific performance and injunctive relief, without posting bond or other security, to enforce or prevent any breach of any of the restrictive covenants set forth in this Agreement. In any action for injunctive relief, the prevailing party will be entitled to collect reasonable attorneys’ fees and other reasonable costs from the non-prevailing party.
10. Tolling. In the event the enforceability of any of the restrictive covenants in this Agreement are challenged in a claim or counterclaim in court during the time periods set forth in this Agreement for such restrictive covenants, and Employee is not immediately enjoined from breaching any of the restrictive covenants herein, then if a court of competent jurisdiction later finds that the challenged restrictive covenant is enforceable, the time periods set forth in the challenged restrictive covenant(s) shall be deemed tolled upon the filing of the claim or counterclaim in court seeking or challenging the enforceability of this Agreement until the dispute is finally resolved and all periods of appeal have expired; provided, however, that to the extent Employee complies with such restrictive covenant(s) during such challenge, the time periods set forth in the challenged restrictive covenant(s) shall not be deemed tolled.

11. Notification to Subsequent Employer. Employee agrees to notify any subsequent employer of the covenants and terms contained in this Agreement. In addition, the Employee authorizes the Company to provide a copy of this Agreement to third parties, including but not limited to, the Employee’s subsequent, anticipated or possible future employers.

12.Survivability. This Agreement shall remain binding in the event of Employee’s termination of employment with the Company for any reason.

13.Extension. Employee further acknowledges that if Employee is found to have violated any restriction in Paragraphs 4 or 5 above, that the time period for such restriction will be extended by one day for each day of Employee’s failure either to comply with said restriction or to take prompt corrective action to make the Company whole for any breach, up to a maximum extension equal to the original Restricted Period. In the event of such a breach, the Company shall be entitled to the entry of an injunction enforcing the covenant for such an extended period. The Company also shall be entitled to a preliminary injunction, enforcing the covenant for up to such an extended period, if trial on the merits in any pending enforcement litigation has not yet occurred or concluded, if the covenant otherwise will lapse from expiration of the period originally prescribed for its operation, and if the Company satisfies the requirements warranting preliminary relief, except that the threat of irreparable injury will be presumed from the impending lapse of the covenant.

14.Assignment. Although Employee shall not have the right to assign this Agreement, it is nevertheless binding on his or her heirs and executors, and on the Company’s successors and assigns.

15.Governing Law and Consent to Jurisdiction. The formation, construction and interpretation of this Agreement, including but not limited to its enforceability, shall at all times and in all respects be governed by the laws of the State of Maryland, without reference to its conflict-of-law rules. The Company has the right to enforce this Agreement or pursue claims relating to it in any forum having jurisdiction. Any legal action that Employee initiates against the Company that relates in any way to this Agreement, including, without limitation, for a declaratory judgment, will be brought exclusively in the state courts of Maryland. If the Company elects to sue in Maryland for any claim relating in any way to this Agreement, Employee agrees to waive any defense of lack of personal jurisdiction or improper venue. Employee also agrees that the existence of any asserted claim or cause of action he or she has or believes he or she has against the Company, or asserted breach of duty by the Company, whether or not based on this Agreement, shall not constitute a defense to the enforcement by the Company of the restrictive covenants above.

16.Severable Provisions. The provisions of this Agreement are severable, including each of the obligations in Paragraphs 4 and 5. In the event that the provisions of this Agreement should ever be deemed to exceed the limitations permitted by applicable laws, Employee and the Company agree that such provisions shall be reformed to the maximum limitations permitted by the applicable laws. Further, any invalidity or unenforceability shall affect only the provision or provisions deemed unenforceable, and shall not make any other provision in this Agreement invalid or unenforceable.

17.Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the specific covenants and obligations herein and supersedes any and all negotiations, discussions and prior understandings concerning the creation or operation of those specific covenants and obligations, with the exception of the Merger Noncompetition Agreement and Employee’s Employment Agreement dated as of December [ ], 2013. For the avoidance of doubt, any written agreements between the Employee and the Company entered into in connection with the acquisition of MMF by the Company shall not be superseded by this Agreement. No provision of this Agreement may be changed except by written agreement signed by both Employee and an officer of the Company.

18. Compliance with Section 409A of the Code. This Agreement is intended to comply with Section 409 of the Internal Revenue Code of 1986, as amended (“Section 409A”), or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

19.WAIVER OF JURY TRIAL. THE PARTIES WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM, COUNTERCLAIM, OR CROSSCLAIM, WHETHER IN CONTRACT OR TORT, AT LAW OR IN EQUITY, ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT.

IN WITNESS WHEREOF, the Parties have executed the Agreement as of the date first above written.

UNDER ARMOUR, INC.

	By:	/s/ Brad Dickerson
	Name:	Brad Dickerson
	Title:	Chief Financial Officer

WITNESS:	EMPLOYEE

/s/ Caroline Wiggs
/s/ Robin Thurston
Caroline Wiggs	(signature)
	Print Name:	Robin Thurston